ACCOUNTING AND CORPORATE REGULATORY AUTHORITY (ACRA)

Company No: 200610255E

CERTIFICATE CONFIRMING INCORPORATION OF COMPANY UNDER THE NEW NAME

This is to confirm that CENTRALPROTEINA PRIMA AQUACULTURE PTE. LTD. incorporated under the Companies Act on 13/07/2006 did by a special resolution resolve to change its name to BLUE OCEAN RESOURCES PTE. LTD. and that the company is now known by its new name with effect from 11/09/2006.

GIVEN UNDER MY HAND AND SEAL ON 13/09/2006.

/s/ Helen Lee
HELEN LEE
ASSISTANT REGISTRAR
ACCOUNTING AND CORPORATE REGULATORY AUTHORITY (ACRA) SINGAPORE

RODYK & DAVIDSON ADVOCATES & SOLICITORS 80 Raffles Place #33-00 UOB Plaza 1 Singapore 048624	No. of Company: 200610255E
RODYK

REPUBLIC OF SINGAPORE

THE COMPANIES ACT, CHAPTER 50

PRIVATE COMPANY LIMITED BY SHARES

MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

BLUE OCEAN RESOURCES PTE. LTD.
(Formerly known as CENTRALPROTEINA PRIMA AQUACULTURE PTE, LTD.)

Incorporated on the 13th day of July 2006

[Incorporating all amendments as at 18 December 2006]

RODYK & DAVIDSON
Telephone: +65 6225 2626
Facsimile: +65 6225 1838
www.rodyk.com

Lodged in the office of the Accounting & Corporate
Regulatory Authority, Singapore

BLUE OCEAN RESOURCES PTE. LTD.
(Singapore Company number: 200610255E)

MINUTES UNDER SECTION 179(6) OF THE COMPANIES ACT, CAP. 50

I, Lina, duly appointed representative of PT. CENTRAL PROTEINAPRIMA TBK, the holding company beneficially entitled to the whole of the issued shares of BLUE OCEAN RESOURCES PTE. LTD., pursuant to sub-section 6 of Section 179 of the Companies Act, Cap. 50, hereby state that an Extraordinary General Meeting of BLUE OCEAN RESOURCES PTE. LTD. deemed to have been held on 18 December 2006 and the following resolutions were passed as Special Resolution:

NOTICE OF MEETING

The Notice of the Meeting was waived.

SPECIAL RESOLUTIONS

AMENDMENTS TO ARTICLES OF ASSOCIATION

THAT the Articles of Association of the Company be amended as follows:

(a)	the following Article be inserted immediately after Article 27 as the new Article 27A:

“27A.  Notwithstanding anything contained in these Articles (including, without limitation, Articles 27 and 28), any bank, institution or person (or its agent, trustee, nominee, assignee, transferee or successor) to whom any shares have been charged, mortgaged, pledged or encumbered in favour of it/them by way of security expressed to be a first ranking security, from time to time shall have a first ranking security over such shares, ranking in priority over the lien expressed to be created under Article 27 (which shall in all respects be subject to such first ranking security), which have been so secured to secure the relevant secured debt, whether the period for the payment, fulfillment or discharge shall have actually arrived or not, and, such first ranking security shall extend to all dividends from time to time declared in respect of such shares.”;

(b)	the following Article be inserted immediately after Article 30 as the new Article 30A:

“30A.  Notwithstanding anything contained in these Articles (including, without limitation, Articles 31, 32A, 32B, 33A, 33B, 34, 35 and 36), any bank, institution or person (or its agent, trustee, nominee, assignee, transferee or successor) to whom any shares have been charged, mortgaged or encumbered by way of security, from time to time, shall be entitled to transfer such shares to any person, pursuant to the power of sale conferred on such bank, institution or person (or its agent, trustee, nominee, assignee, transferee or successor) to whom such shares have been charged, mortgaged or encumbered, and Articles 31, 32A, 3213, 33A, 33B, 34, 35 and 36 shall not apply to such a transfer.”;

(c)	the following Article be inserted immediately after Article 37 as the new Article 37A:

“37A.
Notwithstanding anything contained in these Articles (including, without limitation, Article 37), the Directors shall not refuse to register any transfer of shares (whether because the Company has a lien on such shares or the transfer is to a person of whom they do not approve or otherwise), nor may they suspend registration thereof, where such transfer is requested by any bank, institution or person (or its agent, trustee, nominee, assignee, transferee or successor) to whom such shares have been charged, mortgaged, pledged or encumbered in favour of it/them by way of security, pursuant to its/their exercise of the power of sale conferred on it/them under such security or otherwise, and a certificate by any officer of such bank, institution or person (or its agent; trustee, nominee, assignee, transferee or successor) that the shares were so charged, mortgage, pledged or encumbered and the transfer was so requested shall be conclusive evidence of such facts EXCEPT THAT the Directors shall still:

(a)	refuse to register any transfer of shares if registration thereof would cause the number of members of the Company to exceed the number permitted under these Articles, and

(b)
not register a transfer to a person who is known to them to be an infant or a person of unsound mind but the Directors shall not be bound to enquire into the age or soundness of mind of any transferee.”; and

(d)           the following Article be inserted immediately after Article 45 as new Article 45A:

“45A.
Notwithstanding anything contained in these Articles (including, without limitation, Article 45), the rights, privileges or conditions for the time being attached or belonging to any class of shares for the time being forming part of the share capital of the Company which have been charged, mortgaged, pledged or encumbered by way of security, from time to time, to any bank, institution or person (or its agent, trustee, nominee, assignee, transferee or successor), shall not be modified, affected, varied, extended or surrendered in any manner without the prior written consent of such bank, institution or person (or its agent, trustee, nominee, assignee, transferee or successor) but only for so long as such security remains undischarged.”“

Dated: 18 December 2006

/s/ Lina
Signed by Lina
Corporate Representative of
PT. CENTRAL PROTEINAPRIMA TBK